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                                                                     EXHIBIT 4.1


                      AMENDMENT TO NOTE PURCHASE AGREEMENT
                            AND SENIOR DISCOUNT NOTES


     This Amendment to Note Purchase Agreement and Senior Discount Notes (this "Amendment") dated as of May 30, 2001 is by and among Ampex Data Systems Corporation (the "Issuer"), Ampex Corporation (the "Guarantor"), the entities identified as "Purchasers" on the signature pages hereto (the "Purchasers"), and DDJ Capital Management LLC (the "Holders' Agent").

     WHEREAS, the Issuer, the Guarantor, the Purchasers and the Holders' Agent are parties to a certain Note Purchase Agreement dated as of November 6, 2000 (the "Note Purchase Agreement") with respect to $8,919,555.56 aggregate principal amount of Senior Discount Notes due May 31, 2001 of Ampex Data Systems Corporation; and

     WHEREAS, in accordance with the terms of the Note Purchase Agreement, the Issuer issued to the Purchasers on November 7, 2000 Senior Discount Notes due May 31, 2001 in the aggregate principal sum of $8,919,555.56 (the "Senior Discount Notes"); and

     WHEREAS, pursuant to a letter agreement dated as of November 6, 2000 (the "Letter Agreement"), the Issuer, the Guarantor and the Holders' Agent acknowledged and agreed that (i) the Senior Discount Notes were actually issued on November 7, 2000, and (ii) the Accreted Value of the Senior Discount Notes as of any date would be calculated as if the "Issue Date" of the Senior Discount Notes was November 7, 2000 rather than November 6, 2000 as contemplated by the Note Purchase Agreement; and

     WHEREAS, the Issuer and the Guarantor have requested that the Purchasers and the Holders' Agent agree to amend the Note Purchase Agreement and the Senior Discount Notes to extend the stated maturity date of the Senior Discount Notes from May 31, 2001 to August 31, 2001; and

     WHEREAS, the Purchasers and the Holders' Agent are willing to amend the Note Purchase Agreement and the Senior Discount Notes to extend the stated maturity date of the Senior Discount Notes on the terms and subject to the conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the parties hereto do hereby agree as follows:

     1. Capitalized terms used herein without definition shall have the meaning set forth in the Note Purchase Agreement.

     2. Notwithstanding anything to the contrary set forth in the Note Purchase Agreement, the Notes or the Letter Agreement, the parties hereto do hereby agree that:

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               (a) The Senior Discount Notes shall mature and be due and payable in full on the earliest to occur of (i) August 31, 2001, (ii) a Mandatory Redemption Date, or (iii) a Designated Voluntary Redemption Date (the earliest to occur of any of the foregoing being hereinafter referred to as the "Redemption Date");

               (b) On June 1, 2001, the Senior Discount Notes shall be deemed to have an Accreted Value of $1,000 per $1,000 principal amount of Senior Discount Notes;

               (c) The Senior Discount Notes shall cease to accrete in value from and after June 1, 2001 and instead, from June 2, 2001 through the Redemption Date, interest shall accrue on the unpaid Accreted Value of the Senior Discount Notes at a rate of twenty percent (20%) per annum, compounding on April 30th and October 31st of each year, and based on an annual period of twelve 30-day months, which interest shall be due and payable in full in cash on the Redemption Date; provided that if for any reason the interest or other amounts payable in respect of the Senior Discount Notes or otherwise under the Note Purchase Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which may be lawfully charged, then the obligation of the Issuer to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to the Issuer; and

               (d) If the Issuer fails to pay to the Holders of the Senior Discount Notes on or before the Redemption Date cash in an amount equal to the sum of (A) the Accreted Value of the Senior Discount Notes as of June 1, 2001, and (B) accrued and unpaid interest on such Accreted Value as set forth above in Section 2(c) of this Amendment, interest shall accrue on the unpaid portion of the Accreted Value of the Senior Discount Notes (and on the unpaid portion of accrued interest) at the Default Rate for each day from and after the Redemption Date until the entire Accreted Value of the Senior Discount Notes and all accrued interest thereon, shall have been paid in full.

     3. The Guarantor hereby acknowledges, confirms, ratifies and agrees that
(i) pursuant to the provisions of Article XIV of the Note Purchase Agreement, the Guarantor has guaranteed the obligations of the Issuer under the Note Purchase Agreement and the Senior Discount Notes, (ii) as security for the obligations of the Issuer and the Guarantor under the Note Purchase Agreement, the Guarantor has granted to the Holders' Agent for the benefit of the Holders, pursuant to the Collateral Security Agreement, a security interest in all of the right, title and interest now owned or hereafter acquired by the Guarantor in various royalties, license fees, receivables and other payment, and (iii) the Note Purchase Agreement and the Collateral Security Agreement are presently and, after giving effect to this Amendment, will continue to be valid and binding obligations of the Guarantor enforceable in accordance with their respective terms.

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     4. This Amendment shall become effective on the date that each of the following conditions has been fulfilled to the satisfaction of the Holders' Agent, provided that any or all of the following conditions may be waived, in whole or in part, by the Holders' Agent in its sole discretion:

               (a) The Issuer, the Guarantor, the Purchasers and the Holders' Agent shall have executed and delivered to the Holders' Agent an original of this Amendment; and

               (b) The Issuer and the Guarantor shall have executed and delivered to the Holders' Agent such additional documents as the Holders' Agent may reasonably request, including, without limitation,
          (i) an Amendment to the Colorado Deed of Trust, (ii) an updated certificate of insurance naming the Holders' Agent as Additional Insured and Loss Payee under the policies with respect to the Colorado Facility, and (iii) a letter agreement from Hillside Capital Corporation extending Hillside Capital Corporation's `waiver of its right to obtain a mortgage on the Colorado Facility until the thirtieth (30th) day following the extended maturity date of the Senior Discount Notes, each of which additional documents shall be in form and substance reasonably satisfactory to the Holders' Agent.

     5. Each of the Issuer and the Guarantor further covenant and agree to deliver to the Holder's Agent as soon as practicable but in any event no later than June 30, 2001 (i) a recorded copy of an Amended and Restated Memorandum of Right of First Refusal correcting the legal description of the portion of the vacant land comprising the Colorado Facility that is the subject of a right of first refusal in favor of US Filters, and (ii) a copy of an executed amendment to the Real Estate Purchase Agreement between the Guarantor and US Filters reflecting the corrected legal description of the portion of the vacant land comprising the Colorado Facility that is the subject of a right of first refusal in favor of US Filters.

     6. Each of the Issuer and the Guarantor acknowledges, represents and warrants that neither the Issuer nor the Guarantor has any claim, cause of action, defense, or right of set off against the Purchasers or the Holders' Agent, and, to the extent that either the Issuer or the Guarantor has any such rights, each of the Issuer and the Guarantor hereby releases, waives, and forever discharges the Purchasers and the Holders' Agent (together with their predecessors, successors and assigns) from each action, cause of action, suit, debt, defense, right of set off, or other claim whatsoever, in law or in equity, known or unknown against the Purchasers or the Holders' Agent.

     7. This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.


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     8. This Amendment shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this Agreement is in conflict with a statute or rule of the law of The Commonwealth of Massachusetts, or is otherwise unenforceable for any reason whatsoever, such provision shall be deemed null and void to the extent of such conflict or unenforceability, but shall be deemed separable from and shall not invalidate any other provisions of this Amendment.

     9. This Amendment contains the final, complete, and exclusive expression of the understandings between the parties regarding the transaction contemplated by this Amendment.


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     IN WITNESS WHEREOF, each of the undersigned parties through their authorized representatives has executed and delivered this Amendment as an instrument under seal as of the date set forth above.

                           "ISSUER"

                           Ampex Data Systems Corporation

                           By: /s/ Craig L. McKibben
                               -------------------------------------------------
                               Name:  Craig L. McKibben
                               Title:    Vice President

                           "GUARANTOR"

                           Ampex Corporation,

                           By: /s/ Craig L. McKibben
                               -------------------------------------------------
                               Name: Craig L. McKibben
                               Title:  Vice President

                           "PURCHASERS"

                           B III Capital Partners, L.P.
                           By:  DDJ Capital III, LLC, its General Partner
                           By:  DDJ Capital Management, LLC, Manager


                           By: /s/ David J. Breazzano
                               -------------------------------------------------
                               Name: David J. Breazzano
                               Title:  Member

                           B III-A Capital Partners, L.P.
                           By:  GP III-A, LLC, its General Partner
                           By:  DDJ Capital Management, LLC, Manager

                           By:  /s/ David J. Breazzano
                               -------------------------------------------------
                               Name: David J. Breazzano
                               Title:  Member

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                              State Street Bank & Trust, solely in its capacity
                              as Custodian for General Motors Employees
                              Global Group Pension Trust as directed by be DDJ Capital Management, LLC, and not in its individual capacity


                                By: /s/ Andrew Hood
                                    --------------------------------------------
                                    Name: Andrew Hood
                                    Title: Assistant Secretary

                              "HOLDERS' AGENT"

                              DDJ Capital Management,
                              LLC, in its capacity as
                              Agent for the Purchasers
                              and the other holders from
                              time to time of Senior
                              Discount Notes

                                By: /s/ David J. Breazzano
                                    ------------------------------------------
                                    Name: David J. Breazzano
                                    Title: Member